Exhibit 10

AMENDMENT #2 TO THE DEFERRED COMPENSATION PLAN

FOR DIRECTORS OF PARKER-HANNIFIN CORPORATION

Effective January 25, 2008, the Plan is amended by adding a new Section 3 to Article III of the Plan as follows:

3. The Parker Stock Account may be transferred in its entirety to the Deferral Account by the Participant at any time that the Participant is in compliance with the Corporation’s Share Ownership Guidelines for Participants. Partial transfers of the Parker Stock Account to the General Account are not permitted. Transfers from the General Account to the Parker Stock Account are not permitted.

EXECUTED in Cleveland, Ohio, this 25th day of January, 2008.

PARKER-HANNIFIN CORPORATION

By:	Thomas A. Piraino, Jr.
Name:	Thomas A. Piraino, Jr.
Title:	Vice President, General Counsel and Secretary